Exhibit 99.1
Reporting Person:  MatlinPatterson LLC

Issuer Name and Ticker Symbol:  Polymer Group, Inc. (POLGA.OB)

Date of Event Requiring Statement:   09/09/05

Footnotes

(1) The Reporting Persons converted 51,144 shares of 16% Series A Convertible Pay-In-Kind Preferred Stock of the Issuer (the "Preferred Stock") into shares of the Issuer's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), at a conversion rate of 137.14286 shares of Class A Common Stock per $1,000 liquidation amount of a share of Preferred Stock. The transaction resulted in the acquisition by the Reporting Persons of an additional 7,014,034 shares of Class A Common Stock.

(2) Each of MatlinPatterson Global Opportunities Partners L.P. ("Matlin Partners (Delaware)"), MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners (Bermuda)") and MatlinPatterson Global Opportunities Partners B L.P. (the "Opt-Out Fund") is the direct beneficial owner of 9,968,811, 3,473,703 and 154,407 shares of Class A Common Stock, respectively. MatlinPatterson Global Partners LLC ("Matlin Global Partners") is the general partner of each of Matlin Partners (Delaware), Matlin Partners (Bermuda) and the Opt-Out Fund. MatlinPatterson Global Advisers LLC ("Matlin Advisers") is the investment advisor to each of Matlin Partners (Delaware), Matlin Partners (Bermuda) and the Opt-Out Fund. MatlinPatterson Asset Management LLC ("Matlin Asset Management") is the managing member of Matlin Global Partners and Matlin Advisers. MatlinPatterson LLC ("MatlinPatterson") is the managing member of Matlin Asset Management. David J. Matlin and Mark R. Patterson each own 50% of the membership interests of MatlinPatterson. Mark R. Patterson is signing this form on his own behalf, as chairman of Matlin Advisers and Matlin Asset Management, as a member of MatlinPatterson, as director of Matlin Global Partners and on behalf of Matlin Partners (Delaware), Matlin Partners (Bermuda) and the Opt-Out Fund, as director of their general partner, Matlin Global Partners. David J. Matlin is signing this form on his own behalf. Matlin Global Partners, Matlin Partners (Delaware), Matlin Partners (Bermuda), the Opt-Out Fund, Matlin Asset Management, Matlin Advisers, MatlinPatterson, David J. Matlin and Mark R. Patterson (the "Reporting Persons") each disclaim beneficial ownership of the reported Preferred Stock except to the extent of their pecuniary interests therein.